Item 77C - DWS S&P 500 Plus Fund (a series
of DWS Value Equity Trust)
Registrant incorporates by reference the
Registration Statement on Form N-14 for DWS
Institutional Funds filed on March 7, 2012 (SEC
Accession No. 0001193125-12-099986).
A Special Meeting of shareholders (the
"Meeting") of DWS S&P 500 Plus Fund (the
"Fund") was held on April 16, 2012, at the
offices of Deutsche Asset Management, 60 Wall
Street, New York, New York 10005. At the
Meeting, the following matter was voted upon by
the shareholders (the resulting votes are
presented below).
1.	To consider and vote upon an Agreement and
Plan of Reorganization and the transactions it contemplates, including (i) the transfer of all portfolio securities of DWS S&P 500 Plus
Fund, a series of DWS Value Equity Trust
("S&P Plus"), to DWS Equity 500 Index
Portfolio ("S&P Index Portfolio") in
exchange for an interest in S&P Index
Portfolio, (ii) the transfer of all of the assets of S&P Plus (including its interest in S&P
Index Portfolio) to DWS S&P 500 Index
Fund, a series of DWS Institutional Funds
("S&P Index"), in exchange for shares of S&P Index ("Merger Shares") and the assumption by S&P Index of all the liabilities of S&P Plus, and (iii) the distribution of the Merger Shares to the shareholders of S&P
Plus in complete liquidation of S&P Plus.

Number of Votes:
For
Against
Abstain
8,224,486.9156
194,973.0964
211,418.1966